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                                                                   Exhibit 10.16


August 31, 2000

Mr. Paul J. Hill
Nine Ringed Neck Lane
Camden-Wyoming, DE 19934

Dear Paul:

On behalf of the entire Yankee Candle team, I am delighted to confirm our offer of employment as the Senior Vice President, Operations of the Yankee Candle Company, Inc. In this position you will report to me, Yankee's, President and Chief Executive Officer. Your start date is to be as determined and agreed to with me.

The key components of our offer are as follows:

BASE SALARY

$3846.15 per week $200,000.00 annualized

Subject to annual review beginning one year from start date.

TARGET BONUS

30% of base salary beginning fiscal 2001

FISCAL 2000 BONUS AWARD

In consideration of the bonus you will forfeit in connection with terminating employment with your current employer and the time you will be employed by Yankee Candle during 2000; Yankee Candle will pay a $55,000 bonus in March 2001 (when bonuses are paid to Yankee Candle management).

EQUITY PARTICIPATION

You will be awarded a stock option grant that will allow you to acquire 60,000 shares of common stock. The exercise price for the shares will be the closing price on the New York Stock Exchange on the day you accept this offer or on September 11, 2000 (the day before the next meeting of the Board of Directors), whichever is lower. The stock option grant vests 25% per year at each anniversary of the grant date.
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Mr. Paul J. Hill
Page Two
August 31, 2000

EXECUTIVE DEFERRED COMPENSATION PLAN

You will be eligible to participate in The Yankee Candle Company, Inc. Executive Deferred Compensation Plan beginning fiscal 2001. This plan allows you to defer up to $30,000 of salary which you can invest in Fidelity funds offered by the plan. Yankee Candle will match 100% of the first $10,000 and 50% of the next $20,000 which you choose to defer/invest. The company contribution is deposited after the close of the fiscal year. You are 100% vested in your account balance.

SEVERANCE

Yankee Candle agrees that in the event that your employment is terminated by Yankee Candle prior to the second anniversary date of hire for any reason other than for "Cause", then you shall be paid a lump sum severance payment in an amount equal to one year of your current annual base salary.

For purposes of this letter agreement, the term "Cause" shall mean (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to Yankee Candle or any of its subsidiaries, which transaction is adverse to the interests of Yankee Candle or any of its subsidiaries, and which is engaged in for personal profit or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses).

VACATION

You will be eligible for one week of paid vacation during the balance of 2000. Beginning with calendar year 2001, you will be eligible for three weeks of paid vacation each year until such time as you are eligible for additional paid vacation pursuant to the standard vacation policy of Yankee Candle.

BENEFITS

Pursuant to the documentation you have previously received.

RELOCATION

Yankee Candle agrees to pay for relocation from your present home. Specifically, Yankee Candle agrees to pay: a real estate commission up to 6% on the sale of your home; points associated with obtaining a mortgage on your new home to a maximum of two points; usual and customary fees associated with a real estate attorney and home inspection; packing, movement and unpacking of your household goods; movement of up to two vehicles; up to two house hunting trips; and to reimburse you for reasonable costs to store your household goods and temporary living expenses for a period of up to six months. I must approve temporary living expenses and storage costs. Where applicable, the forgoing items will be grossed up for tax purposes.
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Mr. Paul J. Hill
Page Three
August 31, 2000


Your regular work schedule will be full time hours, which will vary due to operational need.

Due to the nature of this position, we do require a signed Agreement Not to Compete and Proprietary and Confidential Information Agreement. These documents are enclosed. Please return this signed Offer Letter and the signed Agreements in the envelope enclosed.

I expect that these conditions are understood and acceptable to you. If you have any questions or concerns, please contact me. Please return the necessary signed documents by one week from the date of acceptance.

We all look forward to having you join our team and to the contributions you can make in helping us achieve our goals. On a personal note, I very much look forward to working with you.


Sincerely,


Michael D. Parry
President and Chief Executive Officer

MDP/jb

         I agree that the terms outlined in this offer of employment are as described to me verbally, and I do accept these terms. I understand that this is an offer of employment, and is not an employment contract.

         Signed:

         /s/ Paul J. Hill                      August 31, 2000
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         Paul J. Hill                          Date